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                                                                   EXHIBIT 10.57

                 DEVELOPMENT, LICENSE AND DISTRIBUTION AGREEMENT

       This Development, License and Distribution Agreement (the "Agreement"), effective as of the date written below in the signature section (the "Effective Date"), is entered into by and between MTI Technology Corporation, a Delaware Corporation with principal offices at 4095 E. La Palma Avenue Anaheim, CA 92807 ("MTI"), and FalconStor, Inc., a Delaware corporation with principal offices at 125 Baylis Road Melville, NY 11747 ("FalconStor").

       WHEREAS FalconStor designs, develops and licenses a line of computer software as fully described on Exhibit A annexed hereto and made a part hereof (the object code version of which, together with all enhancements, revisions, versions, modifications, demonstration versions and regardless of the hardware platform(s) used, is referred to herein as the "Software";

        WHEREAS MTI desires FalconStor to modify the Software to MTI's specifications and desires to license and distribute the Software, as modified and bundled with MTI's software and/or other third party products, to third parties: and

        WHEREAS FalconStor agrees to modify the Software to MTI's specifications and to grant the license to the Software, as modified, for distribution to accordance with the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises and conditions contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, FalconStor and MTI agree as follows:

                                    AGREEMENT

 1.     DEVELOPMENT.

        1.1 Services. FalconStor hereby agrees during the term of this Agreement to use best efforts to modify the Software ("Modified Software") in accordance with the "Specifications" and the "Schedule," each set forth on Exhibit B for the benefit of MTI ("Services"). FalconStor shall perform all Services in compliance with applicable laws and the highest industry standards and shall deliver each "Deliverable" (as set forth in Exhibit B) by the date indicated on the Schedule for each Deliverable. FalconStor will not include or incorporate within the Modified Software any third party works without MTI's prior written consent. As part of the Services, FalconStor shall assist MTI in qualifying integrating FC device drivers, and work together to allow MTI to customize GUI/CLI.

        1.2 Relationship Managers. Each party will assign a relationship manager to coordinate/execute business matters between the parties during the term of this Agreement. MTI


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and FalconStor Shall Meet Quarterly, Commencing On The Effective Date of this
Agreement, To exchange technology information and updates that may affect the other party's product.

        1.3 Obligations of MTI. MTI shall supply components stated in the project milestones set forth in Exhibit B and provide development environment (project-specific hardware and software) and access to the MTI development/certification organization, via phone and/or e-mail, as required to complete the Services. MTI will cooperate with FalconStor in testing the Software on the computer onto which the Software will be installed pursuant to this Agreement (each computer onto which the Software is installed will be referred to herein as a "Computer"). MTI shall provide to FalconStor, for a reasonable period, its loan equipment to FalconStor for product testing and a sample of each of its computer configurations onto which it intends to copy the Software, to ensure proper functioning of the Software in conjunction with Computers. FalconStor shall have the right to reject those configurations on which the Software does not function properly, provided that FalconStor will reasonably cooperate with MTI to determine if modifications are feasible to the Software and/or the Computers to resolve the nonfunctionality. Prior to general shipment, MTI shall provide to FalconStor a sample of each new Computer (with the Software installed) for a period of ninety (90) days to enable FalconStor to test the Software as installed on the Computer. After the ninety (90) day period has expired, FalconStor will either return the Computer or purchase it, at cost, at FalconStor's option. When MTI develops or offers to consumers a new hard drive which is or will be available in Computers (rather than a new machine), MTI will supply FalconStor with a sample of the new hard drive as soon as it is available, to enable FalconStor to test the Software on the new hard drive. After the ninety (90) day period has expired, FalconStor will either return the hard drive or purchase it, at cost, at FalconStor's option.

        1.4 Delivery. FalconStor shall deliver to MTI any and all Deliverables due on such delivery date on or before each delivery date set forth in the Schedule. FalconStor shall provide to MTI one or more master disk(s) of all Deliverables (each a "Master Disk"), which shall include the most current release of the Software, to be used by MTI for hard disk installation of the Software under Section 2.1 below. FalconStor shall have the right, in its sole discretion, at any time, to modify any technical specifications or other technical matters relating to the installation and/or operation of the Software, including the hardware requirements for Computers, or other technical specifications or matters relating to the Software that affect the operation of the Software on Computers. FalconStor shall provide on a Master Disk to MTI end-user documentation (the "Documentation") with each Software. The Documentation shall inform the end-user regarding access to, and use of the Software. FalconStor may provide MTI end-user inserts ("Inserts") for inclusion with each Computer, containing information regarding access to the Software. MTI shall include a copy of the Insert, if provided by FalconStor, with its related Software.

        1.5 Review of Deliverable. For software code Deliverables, MTI shall evaluate each Deliverable and shall submit a written acceptance or rejection to FalconStor within sixty (60)


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days after receipt of the Deliverable. Acceptance shall be in writing. If MTI identifies errors in a Deliverable prior to acceptance, then FalconStor shall correct such errors within sixty (60) days following receipt of notice thereof during acceptance testing of each Deliverable. MTI shall also evaluate the Documentation, and in the event the Documentation requires corrections or fails to meet the specifications, as determined by MTI in its sole and reasonable discretion, MTI shall specify the corrections needed, and FalconStor shall deliver an amended version of such Documentation within five (5) business days. Once MTI accepts the Software, MTI, in its sole and absolute discretion, shall have the option of either (i) installing the Software directly on a Computer and shipping the Computer to end users; or (ii) shipping the hard disk containing the Software, replicated by MTI at its costs to the end user and installing the Software at the end user's premises.

        1.6 Failure to Deliver. If FalconStor fails to deliver any Deliverable by the delivery date, or if any errors discovered before acceptance cannot be eliminated within the time period set forth in Section 1.5 hereof, then MTI may, at its option: (i) terminate the Agreement and retain the Deliverable (including any applicable Documentation); or (ii) extend the correction period in its sole and absolute discretion.

        1.7 FalconStor's Support Obligations. If at any time or times subsequent to the approval of any Deliverables pursuant to Section 1.5, MTI identifies any material bugs with respect to any Deliverables or any material bugs with respect to any Deliverables are brought to the attention of MTI, FalconStor shall, at no cost to MTI, promptly correct any such material bugs to MTI's reasonable satisfaction. For no additional training fees, FalconStor shall provide a minimum of three (3) full business days of training in the use of the Software and in providing end-user support for the Software to persons designated by MTI. During the training period, any of the out-of-pocket expenses, travel and production cost (e.g. telephone and faxes) will be mutually agreed beforehand and then be billed separately. In addition, FalconStor shall make available its telephone and e-mail maintenance and support services on a twenty-four (24) hours, seven (7) days a week basis. The details of the maintenance and support services provided by FalconStor is set forth in more detail on Exhibit D.

        2. LICENSE GRANT. Subject to the terms and conditions contained herein, FalconStor hereby grants to MTI, and MTI hereby accepts from FalconStor during the term of this Agreement, a non-exclusive, non-transferable, revocable, license ("License"):

        2.1 to use, copy, edit, format, modify, translate, make and have made and create derivative works from the Software and the Modified Software;

        2.2 to reproduce, license, rent, lease, install on Computers, export or otherwise distribute, and have reproduced, licensed, rented, leased, installed on Computers, exported or otherwise distributed, to and by third parties, the Software, the Modified Software and the Documentation;


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        2.3 to OEM and bundle the Software, the Modified Software and
Documentation in conjunction with MTI's products and/or third party products;
and

        2.4 to grant the rights set forth in Sections 2.2 and 2.3 to "Third Party Distributors." "Third Party Distributor" shall mean any entity that has the right, pursuant to an agreement with MTI that complies with and is consistent with the applicable terms and conditions of this Agreement, to distribute the Software to end users. The terms and conditions stated in this Agreement shall apply to all sublicenses made hereunder during the term of this Agreement.

        3. RESTRICTIONS. MTI agrees that the license granted in Section 2 does not permit MTI to use, copy, modify or reproduce, distribute, or make available the Software or any other material provided or licensed hereunder except as expressly provided in Section 2. MTI shall not decompile, disassemble, or reverse engineer the Software. Nothing in this Agreement shall prevent MTI from selling computers without the Software or from selling software which compete directly with the Software.

        4. EXPORT RESTRICTIONS. MTI acknowledges that the laws and regulations of the United States may restrict the export and re-export of the Software. MTI agrees that it will not export or re-export the Software in any form without the appropriate United States or foreign government licenses. If MTI exports the Software from the United States, MTI shall indemnify and hold FalconStor harmless from and against any duties, penalties or other claims arising out of or relating to such exportation or importation.

5.      ESCROW.

        5.1 Escrow Materials. Within fourteen (14) days after MTI's acceptance of the Deliverables, FalconStor shall deposit in escrow the source code for all Software and Modified Software (and any updates thereto), an electronic copy of all Documentation, and any other documents or materials required to write, support, test and manufacture the latest version of the Software ("Escrow Materials").

        5.2 Escrow Release. If during the term of this Agreement, FalconStor refuses or is unable to abide by the terms and conditions of this Agreement for any reason whatsoever (including, but not limited to, FalconStor's bankruptcy, termination of FalconStor's business, assignment of this Agreement or "Force Majeure Event" (as defined in Section 14 below) or if MTI terminates this Agreement for cause (each a "Triggering Event" as further defined below), MTI shall send written notice demanding that FalconStor or any surviving entity to abide by the Agreement. If MTI's demand is not met within thirty (30) days, MTI's right to access Escrow Materials shall be triggered. For purposes of this Section, neither FalconStor nor any entity that assumes the rights or obligations of FalconStor, may terminate this Agreement (absent a material breach by MTI) in order to cut short the term of this Agreement. For the purposes of this


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Section, a Triggering Event shall include, without limitation, failure to give
MTI access to upgrades and enhancements or institution of unreasonable price increases by FalconStor. The use of source codes can only be used for the "Deliverable" in exhibit B and "License" in the Section 2 in this agreement.

        5.3 License. If MTI's right to access Escrow Materials is triggered, MTI shall have a nonexclusive, non-transferable right and license for a period of three (3) years from the date of MTI's receipt of Escrow Materials, to use, copy, edit, format, modify, translate, make and have made, and create derivative works of the source code of the Software and Modified Software, provided that MTI manages such actions in a confidential manner. During this period, MTI is obligated for royalty payment per this Agreement

        5.4 Return of Escrow Materials. If after MTI's escrow rights are triggered FalconStor resumes performance under this Agreement, MTI's escrow rights shall be terminated and MTI shall immediately return to escrow all applicable Escrow Materials.

        Escrow Agent. The parties shall agree upon an escrow agent. MTI shall bear the cost of the escrow agent and related reasonable costs incurred by FalconStor.

6. MARKETING EFFORTS. MTI shall use commercially reasonable efforts to market and promote the Software through advertising, point-of-sale and online promotions, sales literature and brochures, co-marketing opportunities, including customer service and online forums, and such other promotions as MTI shall deem appropriate in furtherance of its responsibilities under this Agreement in its sole and absolute discretion. FalconStor will reimburse MTI a maximum of MDF of S 20,000 upon the pre-approval marketing activities by FalconStor.

7. PAYMENT.

        7.1 Purchase Fee. MTI will pay FalconStor the fees set forth for each Software product on Exhibit C (including the applicable discount) ("Purchase Fee") and will purchase the minimum number of Software set forth in Exhibit C for each year ("Minimum Purchase Requirement"). In the event MTI fails to make the Minimum Purchase Requirement in any given year, MTI will have the option to pay the difference to qualify the discounts set forth in Exhibit C. In the event MTI exceeds the Minimum Purchase Requirement in any given year, the amount sold in excess may be applied towards the Minimum Purchase Requirement in any of the following years. No Purchase Fee shall be due for copies of the Software: (i) used or distributed for demonstration, marketing or training purposes; (ii) distributed to an end user as a replacement for a defective copy or to fix an error; (iii) used to repair or maintain a end user's system in the event such end user does not have a back up or archival copy, (iv) used for backup or archival purposes; (v) returned by an end user; or (vi) used for manufacturing or testing purposes.


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        7.2 Development Fee. MTI agrees to pay FalconStor the non-refundable and non-returnable "Development Fee" of fifty thousand U.S. Dollars (US$50,000) upon the execution of this agreement.

        7.3 Payment. MTI shall pay FalconStor the royalty fee payment and Point of Sales (POS) report on a quarterly basis, within thirty (30) days of the end of each Quarter, which ends on or about January 31, April 30, July 31 and October 31. With the payment, MTI will include a written statement, net of returns, setting forth all information reasonably required by FalconStor to independently calculate the Purchase Fee payment. All payments shall be made in United States currency.

        7.4 Taxes. FalconStor acknowledges and agrees that MTI has the right to withhold any applicable taxes from any payment due under this Agreement if required by any government agency. FalconStor shall be responsible for all taxes based on its income.

        7.5 Audit. A nationally and/or USA recognized accounting organization retained by FalconStor and reasonably acceptable to MTI may have access to inspect MTI's compliance with this Agreement and to audit MTI's books and records related to this Agreement to determine that Purchase Fee payments paid to FalconStor are correct. Such audit may only take place upon sixty (60) days written notice, during regular business hours and no more than once per calendar year. Only two (2) years of MTI records immediately preceding the date of the audit may be accessed from the date of audit, and MTI is only required to maintain records for a two (2) year period. All records accessed during the audit shall be deemed MTI's Confidential Information and will be treated as such in accordance with Section 9 of this Agreement. FalconStor shall pay for the entire cost of the audit.

8. OWNERSHIP AND PROPERTY RIGHTS. It is expressly understood and agreed that no title to, or ownership of, the Software provided on any Master Disk, or any part thereof, is hereby transferred to MTI, and that title thereto is and shall remain the property of FalconStor or its third-party suppliers, as applicable; and that all applicable copyrights, trade secrets, patents and other intellectual property rights in the Software and all other items licensed hereunder are and shall remain the property of FalconStor or its third-party suppliers, as applicable.


 9.     CONFIDENTIALITY.

        9.1 Definition. Either party hereto may disclose to the other party certain information that the party deems confidential. As used in this Section 9, "Confidential Information" means all information, regardless of the form in which it is transmitted, relating to the disclosing party's business which, if disclosed in tangible or electronic form, bears a legend indicating that it is confidential information or if disclosed orally or visually only, is indicated as confidential or proprietary at the time of disclosure and is promptly thereafter identified in a non-confidential memorandum to the receiving party.


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        9.2 Non-disclosure. For a period of three (3) years from the date of disclosure, the receiving party shall not disclose any Confidential Information it receives from the disclosing party to any person, firm or corporation except to: (a) employees of the receiving party and employees of its affiliated companies who have a need to know and who have been informed of the confidentiality obligations hereunder; and (b) contractors or consultants under contract to the receiving party who have a need to know, who have been informed of the receiving party's obligations hereunder, and who have agreed in writing not to disclose Confidential Information for a period not shorter than the nondisclosure period provided above. Neither party will use the Confidential Information of the other party for any purpose other than to further the purposes of this Agreement. The terms of this Agreement are confidential and neither party hereto shall publicize or disclose the terms of this Agreement without the prior written consent of the other party.

        9.3 Exception. The confidentiality obligations hereunder shall not apply to Confidential Information that: (a) is already known to the receiving party at the time of disclosure, as demonstrated by contemporaneous written records; (b) is or becomes publicly known through no wrongful act of the receiving party; (c) is received from a third party without similar restrictions and without breach of this Agreement; (d) is independently developed by the receiving party without access to Confidential Information, as demonstrated by contemporaneous written records; or (e) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, provided that the receiving party will first have provided the disclosing party with prompt written notice of such required disclosure (to the extent reasonably permissible) and will take reasonable steps to allow the disclosing party to seek a protective order with respect to the confidentiality of the information required to be disclosed.

        9.4 Injunctive Relief. If either party breaches this Section 9, the parties acknowledge that the damage or imminent damage to the non-breaching party's business and goodwill will be irreparable and difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, notwithstanding any other provision in this Agreement, the non-breaching party shall have the right to pursue a claim for injunctive relief, damages and attorneys' fees in a court of competent jurisdiction for the breaching party's breach of any covenant, agreement or obligation arising under this Section. in addition to any other relief available to the non-breaching party under this Agreement.

10. TERMS AND TERMINATION.

        10.1 Term. The term of this Agreement shall commence on the Effective Date and continue for a period of three (3) years. The term of this Agreement shall automatically renew for consecutive additional one (1) year periods on the same terms and conditions, unless earlier terminated as provided herein.


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        10.2 Termination without Cause. MTI may terminate this Agreement for any reason upon at least sixty (60) days' prior written notice to FalconStor as provided herein.

        10.3 Termination with Cause. Either party may terminate this Agreement at any time upon written notice in the event the other party breaches any of the material terms of this Agreement. A good faith dispute between the parties with respect to Purchase Fee payments will not be considered a material breach. Prior to any termination, however, the non-breaching party will notify the breaching party in writing of all outstanding deficiencies and/or complaints constituting the material breach, and the breaching party will have thirty (30) calendar days (the "Cure Period") to cure such deficiencies and/or complaints. If the breaching party cures all such deficiencies and/or complaints within the Cure Period, the material breach will be deemed corrected, and the non-breaching party shall not be entitled to terminate this Agreement based upon the material breaches contained in the notice.

        10.4 Survival. Any provisions of this Agreement, which are intended by their specific terms or by necessary implication, to survive the termination of this Agreement shall so survive. Neither party shall be liable to the other party for damages of any sort resulting solely from terminating this Agreement in accordance with its terms. Any licenses or sublicenses granted by MTI under this Agreement shall not be affected by any termination of this Agreement and shall remain in full force and effect. Upon termination of this Agreement, each party will deliver to the other party, all Confidential Information of the other Party, including any and all copies thereof, in its possession, unless the party is authorized to retain such Confidential Information pursuant to this Agreement.

11. WARRANTIES AND DISCLAIMERS.

        11.1 FalconStor Warranty. FalconStor warrants to MTI (i) that the Software, as and when delivered to MTI on the Master Disk(s), will operate substantially in conformance with FalconStor's the Specifications set forth in Exhibit A when properly installed and configured on a personal computer system approved by FalconStor hereunder; (ii) that the Modified Software, as and when delivered to MTI on the Master Disk(s), will operate substantially in conformance with FalconStor's the Specifications set forth in Exhibit B when properly installed and configured on a personal computer system approved by FalconStor hereunder; (iii) that the Master Disk(s) will be free from defects in material and workmanship; (iv) that it has the full power to enter into this Agreement and make the assignments and grant the license rights granted by FalconStor herein; (v) that it has not previously granted, and shall not grant, any rights in the Software or any Deliverables to any third party that are inconsistent with the rights granted to MTI herein; and (vi) the Software, Modified Software and Documentation are original to FalconStor and do not infringe any copyright, patent, trade secret or other intellectual property or proprietary rights of any third party.


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        11.2 MTI's Rights. MTI may reject and return for replacement, at
FalconStor's expense and risk, any Master Disk that fails to meet the warranty set forth in Section 11.1 hereof. To be eligible for replacement, MTI must notify FalconStor of such failure within thirty (30) days of its discovery by MTI. FalconStor will pay the shipping, freight and insurance charges for MTI's return of the Master Disk and the replacement.

        11.3 MTI warrants to FalconStor that (i) it has the full right and authority to perform, and will abide by all laws, regulations, and other legal guidelines in performing, its obligations under this Agreement; and (ii) it shall duplicate and install the Software from the Master Disk(s) onto hard disks under this Agreement in a manner consistent with accepted industry standards for hard disk installations.

        11.4 THE WARRANTIES SET FORTH IN THIS SECTION 11 ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED. WITHOUT LIMITATION, EACH PARTY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

12. INDEMNIFICATION.

        12.1 The Parties' Indemnification. Each party shall indemnify and hold the other, their respective parent, subsidiary and affiliate companies, its and their officers, directors, agents and employees, free and harmless from and against all claims, costs, liabilities, judgments, damages and expenses (including reasonable attorneys' fees and costs) arising out of any (a) breach of any warranties or representations made in this Agreement; or (b) failure to comply in a material respect with any governmental law, statute, ordinance, administrative order, rule or regulation, unless the claim arises out of or is a result of the other party's breach of this Agreement.

        12.2 Limitation of FalconStor's Indemnification Obligations. FalconStor shall have no liability for any claim of infringement based on: (i) use of a superseded or altered release of the Software if such infringement would have been avoided by the use of a current, unaltered release of the Software that FalconStor or its agent provides to MTI, or (ii) the combination or use of the Software with software, hardware or other materials not furnished or approved by FalconStor or its agent if such infringement would have been avoided by use of the Software alone. In the event that the Software is held or believed by FalconStor to infringe, FalconStor shall have the option, at its expense to: (a) modify the Software to be non infringing; (b) obtain for MTI a license to continue using the Software, or (c) terminate this Agreement and refund the full Development Fee and any Purchase Fee payments affected by the Software.

        12.3 MTI's Indemnification Obligations. In addition to MTI's indemnification obligation set forth in Section 12.1 above, MTI shall indemnify and hold FalconStor, its parent, subsidiary and affiliate companies, its and their officers, directors, agents and employees, free


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and harmless from and against all claims, costs, liabilities, judgments, damages and expenses (including reasonable attorneys' fees and costs) arising out of any claim relating to or in connection with damage to property, or personal injury, in whole or in part, from any actual defect(s) in any Computer, whether such defect is latent or patent, that is not caused by the Software or the Modified Software. For purposes of this Section 12.3 only, "Computer" shall be deemed to include any modem, monitor, and/or other equipment, part, or software (other than the Software) included or installed with, in, or on such Computer by or on behalf of MTI.

        12.4 Notice. It shall be an ongoing condition of the indemnity provided in Sections 12.1 through 12.3 above, that the indemnified party give the indemnifying party prompt written notice of any actual or threatened indemnifiable claim (provided, however, that failure to give such notice shall not relieve the indemnifying party of its obligation hereunder, except to the extent that the indemnifying party was actually and materially prejudiced by such failure), and provide the indemnifying party, at the indemnifying party's expense, with all reasonably accessible information regarding such claims in the indemnified party's possession. The indemnified party will promptly notify the indemnifying party of any claim, demand, suit or proceeding for which the indemnifying party has agreed to indemnify and hold the indemnified party harmless, and the indemnifying party, upon written request by the indemnified party, will promptly defend and continue the defense of such claim, demand, suit or proceeding at the indemnifying party's expense. The indemnifying party shall not enter into any settlement without the indemnified party's prior written approval, which approval shall not be unreasonably withheld or denied. If the indemnifying party fails to undertake and continue such defense, the indemnified party will have the right (but not the obligation) to make and continue such defense as it considers appropriate, and the expenses and costs thereof, including but not limited to attorneys' fees, out-of-pocket expenses and the costs of an appeal and bond thereof, together with the amounts of any judgment rendered against the indemnified party, will be paid by the indemnifying party. Nothing herein will prevent the indemnified party from defending, if it so desires in its own discretion, any such claim, demand, suit or proceeding at its own expense through its own counsel, notwithstanding that the defense thereof may have been undertaken by the indemnifying party.

        13. LIMITATIONS of LIABILITY. WITH THE EXCEPTION OF THE PARTIES' CONFIDENTIALITY OBLIGATIONS PURSUANT TO SECTION 9 AND INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 12, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR SPECIAL DAMAGES OF ANY KIND, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY, AND REGARDLESS OF WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

        14. FORCE MAJEURE. Neither party shall be liable to the other party for failure or delay in the performance of any of the obligations under this Agreement for the time and to the extent such


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failure or delay is caused by reason of acts of God or other cause beyond its reasonable control, including acts of government, riots, war, interruption of transportation, strikes or other labor trouble, shortage of labor, fire, storm, flood or earthquake (each a "Force Majeure Event"). The performance of obligations hereunder shall be suspended during the existence of any Force Majeure Event, and upon cessation of such Force Majeure Event, shall again be required; provided, however, that the parties hereto shall use their reasonable commercial efforts to minimize the consequences of such Force Majeure Event and in the event either party is unable to perform as a result of such Force Majeure Event for a period of sixty (60) consecutive days, the other party may immediately terminate this Agreement upon notice to the non-performing party.

15. MISCELLANEOUS. The parties hereto are independent contractors acting for their own accounts; may not bind, act for or represent the other; and have no agency, partnership or joint venture relationship. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws rules. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a state or federal court located in Orange County, California, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding. The application of the United Nations Convention of Contracts for the International Sale of Goods is expressly excluded. The captions and section and paragraph headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement. All notices, communications and reports required or permitted under this Agreement shall be in writing, and the same shall be given by overnight courier or by registered or certified mail, return receipt requested, addressed to the parties at the addresses first set forth in the preamble (or to other address as may be specified hereafter in writing in accordance with this sentence), and to the attention of the person executing this Agreement. Further, notice to FalconStor should be sent to the attention of the Vice President, CFO, with a copy to General Counsel and a courtesy copy via e-mail to www.Falconstor.com\oemorder.htm. The parties understand and agree that notice is deemed effective as of the date of delivery. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and supersedes any prior agreements and understandings, both written and oral, which may have existed between the parties with respect to the subject matter hereof. This Agreement may not be modified except by a writing signed by both parties. No failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof, and no single or partial exercise of any right shall preclude any other or further exercise thereof or the exercise of any other right hereunder. MTI may assign this Agreement or any of its rights or obligations hereunder upon written notice to FalconStor, provided the assignee is not a competitor of FalconStor and the assignee agrees in writing to be bound by the terms and conditions of this Agreement. FalconStor may assign this Agreement or any of its rights or obligations hereunder solely upon written notice to MTI and upon MTI's prior written approval, which shall not be unreasonably withheld or delayed. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this

Agreement shall be unimpaired, and the parties will negotiate in good faith to substitute a provision of like effect. This Agreement may be executed in counterparts, which taken together, shall constitute one Agreement and any party hereto may execute this Agreement by signing such counterpart. A copy or facsimile of a signature shall be binding upon the signatory as if it were an original signature. This Agreement shall not be deemed to exist, and no obligations on the part of either party shall arise, unless and until a definitive agreement has been executed by and delivered to both parties.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the Effective Date.


FALCONSTOR, INC.                        MTI TECHNOLOGY CORPORATION

By: /s/ JACOB FERNG                     By: /s/ V.S VENKATARAMAN
   ----------------------                  ---------------------------
Name:  Jacob Ferng                      Name: V.S. Venkataraman

Title: VP/CFO                           Title: Sr. V.P. Operations & Services

Date:  9/3/01                           Date:  9.10.01

                                    EXHIBIT A

                           [FALCONSTOR SOFTWARE LOGO]

                             [IPSTOR SOFTWARE LOGO]

                                      EXHIBIT B

                                       Schedule

Project Milestones:

       Phase I- On-going Private Labeling/Fibre Channel Failover.

           A. COMPONENTS TO BE SUPPLIED BY MTI

              2 Vivant Systems to be used by Falconstor Development and QA respectively.

           B. COMPONENTS TO BE DEVELOPED/SUPPLIED BY FALCONSTOR

              FalconStor will develop or supply the following items for Phase 1:

              Starting with IPStor version 2.0 feature set (see attached data sheet), FalconStor will private-label console GUI and maintain version-control of a configuration of IPStor for MTI over course of contract. MTI will be eligible to obtain and receive support from Falconstor all future software maintenance enhancements/revision upgrades during the course of the contract. Falconstor will also add Active-Active Fail-over Support for Fibre Channel and work with MTI to qualify it with MTI specified RAID controllers prior to MTI's First Customer Shipments. The target delivery date of a release candidate for MTI from Falconstor is September 15, 2001.

        Phase II-Additional Management layer/GUI integration

        A. COMPONENTS TO BE SUPPLIED BY MTI

           Note that this is not intended to be an exhaustive list and some items may have been omitted by error.

        B. COMPONENTS TO BE DEVELOPED/SUPPLIED BY FALCONSTOR

           FalconStor will develop or supply the following items for Phase II:
           To be determined in Joint Engineering meeting scheduled for in September.

           Specifications: [TBA]

                                    EXHIBIT C

1. MTI Discount Rate: The following discount will be applied to the prices set forth in the Pricing Table below:

 65% for Software License
 50% for Maintenance and Support Fee.


                            NORTH AMERICA PRICE LIST
                             EFFECTIVE APRIL 1, 2001

                                                                             ENGLISH VERSION
        PRODUCT                SKU                 DESCRIPTION                    MSRP
        -------                ---                 -----------               ----------------
IPStor Server               IPSTORSVR001    Base software including            $10,000
                                            boundless virtualization
                                            and connectivity to
                                            SAN/NAS Clients via a
                                            Java management console.

Active-Active Failover      IPSTORHAO001    Facilitates high-availability,     $ 4,000
Option                                      automatic failover
                                            configuration using two
                                            IPStor Servers. (Each
                                            member of the failover pair
                                            needs a separate IPStor
                                            Server and Option
                                            License).

Synchronous Mirroring       IPSTORMIR001    Allows synchronous mirroring of    $ 2,000
Option                                      virtual storage volumes
                                            attached to the IPStor Server to
                                            guard against storage
                                            device/channel failure.

Replication Option          IPSTORREP001    Allows asynchronous and/or         $ 5,000
                                            scheduled mirroring of
                                            virtual storage volumes from
                                            one IPStor server to another over
                                            the IP network, typically for
                                            automated off-site data
                                            protection and disaster
                                            recovery. (Individual
                                            Option license is needed
                                            for both IPStor Servers)

                                                                             ENGLISH VERSION
        PRODUCT                SKU                 DESCRIPTION                    MSRP
        -------                ---                 -----------               ----------------

Snapshot Copy Option        IPSTORSNC001    Creates an independent,            $2,000
                                            point-in-time copy of a
                                            virtual storage volume on
                                            demand. (Individual Option
                                            license is needed for each
                                            IPStor Server)

Serverless Backup           IPSTORLFB001    Enables the IPStor Server          $2,000
Enabler Option                              to become a Data Mover
                                            (3rd-Party Copy Manager) thereby
                                            allowing certified off-the-shelf
                                            backup software to increase
                                            backup/restore speed by
                                            transferring data directly
                                            between disk and tape.

Zero-Impact Backup          IPSTORZIO001    Allows certified off-the-          $2,000
Enabler Option                              shelf backup software to
                                            perform snapshot (point-in
                                            time), high-speed image
                                            tape backup and restore
                                            operations for a virtual
                                            storage volume on the
                                            IPStor Server.

NAS Option                  IPSTORNAS001    Allows shared access of            $2,000
                                            files and folders stored on
                                            virtual storage volumes via
                                            CIFS and/or NFS protocol.

IPStor SAN Client           IPSTORSCL001    Allows the target operating        $1000 per CPU
                                            system to access the
                                            authorized virtual storage
                                            resource through a virtual
                                            IP-based SCSI Host Bus
                                            Adapter driver.

Maintenance is 20%          IPSTORMTN001    Includes tech support and           +20%
MSRP                                        periodic maintenance
                                            updates. Maintenance for
                                            year 2 will be 20% of the
                                            then MSRP.


Note : Pricing is subject to change without notice. Contact FalconStor sales for undated information.

II.    MINIMUM PURCHASE COMMITMENT:

    Within fourteen (14) days after MTI passes DVT testing, MTI's minimum annual royalty volume commitment shall commenced.

First Year                  US$500,000
Second Year                 US$1,000,000
Third Year                  US$1,500,000

                                    EXHIBIT D

                        Service and Support Requirements

1.0    SERVICE AND SUPPORT REQUIREMENT

       MTI will be responsible for working directly with the End Users, and FalconStor Support will work directly with MTI to support MTI personnel, as necessary. MTI represents and warrants that it is experienced in, capable of, and staffed to provide, Level 1 and Level 2 support (as defined below). FalconStor offers training programs to assist in attaining this level of expertise on FalconStor Products. FalconStor Support will accept calls for technical assistance only from Level 2 engineers who have attended FalconStor instructed training Courses 1.2 and 1.3.

        FalconStor will provide Level 3 support (as defined below).

 2.0    SUPPORT LEVEL DEFINITIONS

 2.1    LEVEL 1 SUPPORT

        Level 1 support is the first line, direct End User contact, most likely via a telephone callhandling group provided by MTI.

        Level One support includes:

        -  First contact, direct MTI/End User interaction

        -  Information collection and analysis

        - Identification of whether the problem is known and has a known solution

        -  Troubleshooting and problem reproduction

        -  Problem report administration and tracking

 The parties agree that End Users shall not have the right to contact FalconStor directly for questions related to the Products.

 2.2    LEVEL 2 SUPPORT

        Level 2 support is "technical support" provided by MTI personnel. Level 2 support is typically provided by experts in the applicable Product and who serve as the escalation point for Level 1. Level 2 support personnel are expected to resolve all known problems, installation and configuration issues, assist in firmware or driver updates at the End User site, search FalconStor posted Technical Notes and other technical information supplied that will assist in providing problem resolutions. All pertinent data shall be entered in MTI's problem tracking database.

        Should the Level 2 analyst be unable to resolve a problem, either because of lack of expertise, exhausted troubleshooting knowledge, or expiration of the allotted Level 2 resolution time, the Level 2 analyst may escalate the problem to Level 3 for resolution. Level 2 personnel of MTI will continue to diligently work with Level 3 personnel of FalconStor to accomplish resolution. Level 2 personnel of MTI will communicate all resolutions back to the End Users.

        Escalations should be presented to FalconStor engineers in the form of a problem tracking database record with all pertinent configuration detail and failure information or symptoms documented in detail.

        In an effort to maintain an efficient support organization and crisp exchange of information, MTI will limit the number of support personnel (Level
2) authorized to contact FalconStor (Level 3) to five (5) and ensure that these personnel have attended courses 1.2 and 1.3 taught at the FalconStor training facility.

 2.3    LEVEL 3 SUPPORT

        Level 3 support is provided by FalconStor System Engineers (SE) and/or Technical Support Engineers (TSE). Level 3 is the first point of contact for technical issues between FalconStor and MTI. Once a problem is escalated by MTI and to Level 3, FalconStor is responsible for resolution and will utilize commercially reasonable resources to resolve such problem.

FALCONSTOR'S SOFTWARE SUPPORT LEVEL

        FalconStor will provide engineering level support to MTI's engineering staff as needed to isolate problem cause, make bug fixes to FalconStor supplied code, and produce the object code required by MTI to support and update the Products.

        FalconStor technical support will be available via telephone during normal working days between the hours of 8:00 AM and 5:00 PM, Pacific Time. Support between 5:00 PM and 8:00 AM, Pacific Time, is available via answering service, twenty-four (24) hours a day, three hundred sixty-five (365) days per year. Calls placed via the answering service will receive response from a FalconStor technical support representative within two (2) hours.

        In the course of its investigations, FalconStor's technical support group may require that MTI's personnel be able to obtain onsite network traces, crash dumps or other diagnostic information for use by FalconStor's staff to isolate the cause of the problem. MTI will ensure that its support staff has the equipment and the training necessary to obtain this information.

        In those cases where FalconStor personnel are required to make direct phone or field contact with a customer of MTI to obtain problem information, MTI will designate a customer representative to be present for the duration of the customer contact.

PROBLEM ESCALATION

       When the FalconStor technical support group determines that it is unable to resolve the problem with its own resources, it will escalate the problem as follows:

        In those cases where MTI requires on-site assistance to install, setup, resolve operational issues or obtain necessary diagnostic information in order to solve a problem, FalconStor will provide the services of a field applications engineer or a product development engineer, as determined by FalconStor, for that purpose. If it is determined that the cause of the problem is not due to a defect in the FalconStor supplied Product, MTI will reimburse FalconStor for time and materials at FalconStor's then standard rate plus reasonable expenses for transportation, meals and lodging.

        FalconStor uses the following definitions:

        Bug Resolution: an analysis of the problem has been done and determined to be a FalconStor problem, the area of the system causing the problem is identified and it is possible to estimate the effort to fix the problem.

        Bug Fix: problem has been fixed, incorporated into an engineering build, is ready for SQA to verify the fix.

        If the FalconStor technical support group determines that the problem may be due to a defect in the FalconStor supplied Product, the problem will be escalated to FalconStor engineering via the normal FalconStor System Problem Report ("SPR") process. SPRs are assigned priorities as follows:

 BUG PRIORITY LEVELS AND RESPONSE TIME:

PRIORITY       DEFINITION      INITIAL            SERVICE OBJECTIVE
                               RESPONSE TIME

1       The problem causes the    FalconStor will          FalconStor will make
        system to be not          acknowledge receipt      commercially reasonable
        operational, severely     within two (2) hours     efforts to provide a
        impaired where            of a bug filed as        maintenance or patch
        operations is             specified in a           release ASAP.
        impossible or un-         following section;
        usable, deemed a          FalconStor will
        critical failure, where   estimate resolution
        no viable work around     time within one (1)
        is possible.              business day of bug
                                  filing.

  2     Normal system             FalconStor will          FalconStor will assign
        operation is impaired,    acknowledge receipt      engineering resources to the
        some feature may not be   within 1 business day    problem, and make
        operational, failure      of bug filing (with all  commercially reasonable
        is intermittent and not   information specified    efforts to incorporate the
        consistently re-          in a below section);     bug fix into the next
        producible, a work        FalconStor will          scheduled maintenance
        around may exist.         estimate resolution      release.
                                  time within two (2)
                                  business days of bug
                                  filing.


  3     Product issues that can   FalconStor will          FalconStor identifies a
        be circumvented           acknowledge receipt      target maintenance release
        through programmatic,     within four (4)          for inclusion of this fix.
        procedural or             business days of bug
        configuration specific    filing (with all
        changes but product is    information specified
        still operational. Also   in following section);
        covers problems in        FalconStor will make
        documentation which       commercially
        can cause MTI             reasonable efforts to
        procedural problems       estimate resolution
                                  time within fifteen
                                  (15) business days of
                                  bug filing.



REQUEST FOR         Request to add feature    FalconStor will          FalconStor will consider all
ENHANCEMENT         or capability to the      acknowledge an RFE       such requests to be included
(RFE)               software that is not      request within four (4)  in future releases; such
                    currently present or to   business days.           decisions will be made
                    modify current                                     within sixty (60) days of
                    software to function                               request receipt.
                    differently.

       FalconStor and MTI will establish contacts to report problems, track status, exchange technical information, track build requirements, make bug fixes and coordinate the transfer of software files to and from a MTI account on the FalconStor Support website.

       Administrator of Technical Support. FalconStor will establish the Administrator of Technical Support as the central contact point for receiving written problem reports and sending problem resolution status via Email or FAX. All verbal contacts with Technical Support should be made via supplied telephone numbers.

        Development Engineering. FalconStor will assign Development Engineers as required to resolve all MTI SPRs and provide engineering level support to MTI's engineering staff.

        Problem Administrator. MTI will establish one person as the counterpart to the FalconStor Administrator of Technical Support to send problem reports and receive problem status.

        Engineering. MTI will designate specific members of their engineering staff who are authorized to have engineering level contact with the designated FalconStor Engineer. However, MTI specified contacts are required to send problem reports and receives problem status via the Administrator of Tech Support.

PROBLEM AND STATUS REPORTING (MTI)

        MTI will assign a person to send written problem reports and receive problem resolution status.

        All problem reports will be submitted in a standard format using the attached sample form. All reports will be submitted to the FalconStor Technical Support Administrator via Email or FAX.

        The FalconStor Technical Support Administrator will log the fact that a problem report was received in the Tech Support Database; and, if the issue is not resolved by Technical Support, enter the details from the problem report into the Engineering SPR Database and notify via Email the designated FalconStor Engineering contact that an SPR has been filed.

        In the event a problem is escalated to FalconStor Development Engineering, the FalconStor Technical Support Administrator will send a report acknowledgment containing the SPR number assigned to the problem to the designated MTI contact via Email or FAX.

        FalconStor will use its Engineering SPR system to record and track the status of all MTI reported problems.